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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8K

                                 CURRENT REPORT


                            Current Report Pursuant
                           to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




Date of Report: July 5, 1995
Date of earliest event reported:   July 5, 1995



                           FIRST AMERICAN CORPORATION
             (Exact name of registrant as specified in its charter)



                                   TENNESSEE
                 (State or other jurisdiction of incorporation)


         0-6198                                                  62-0799975
(Commission File Number)                                      (I.R.S. Employer
                                                             Identification No.)


FIRST AMERICAN CENTER, NASHVILLE, TENNESSEE                      37237-0700
 (Address of principal executive offices)                        (Zip Code)





       Registrant's telephone number, including area code (615) 748-2000

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Item 5.          Other Event

                 First American Corporation has entered into a definitive merger agreement to acquire all of the outstanding shares of First City Bancorp, Inc. in a tax-free exchange of $26.50 in First American's common stock (subject to certain limitations) for each share of First City's common stock. If the average closing price of First American's common stock (for the 20 business days preceding and including the fifth business day prior to consummation) is greater than or equal to $30.60 but less than or equal to $41.70, a value equal to a fixed price of $26.50 will be exchanged. If the average closing price is less than $30.60, First City has the right to terminate the agreement unless First American agrees to adjust the exchange ratio to effect a fixed price of $26.50. Similarly, if the average closing price is greater than $41.70, First American has the right to terminate the agreement unless First City agrees to adjust the exchange ratio to effect a fixed price of $26.50. First American intends to repurchase, in open market transactions, at least 80 percent of the First American shares to be issued in connection with this transaction. The merger is expected to be completed during the first quarter of 1996, subject to approval by regulatory authorities and First City's shareholders.




Exhibit No.               Description
- -----------               -----------

         2. Agreement and Plan of Merger dated as of July 5, 1995 by and between First American Corporation and First City Bancorp, Inc.

         20.              Press Release dated July 5, 1995








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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         FIRST AMERICAN CORPORATION
                                         --------------------------
                                         (Registrant)


Date: July 7, 1995                       /s/   Mary Neil Price
                                         --------------------------------------
                                         Name:  Mary Neil Price
                                         Title: Senior Vice President and
                                                 Assistant Secretary






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                                EXHIBIT INDEX


Exhibit No:               Description
- -----------               -----------

2 Agreement and Plan of Merger dated as of July 5, 1995 by and between First American Corporation and First City Bancorp, Inc.

20                        Press Release dated July 5, 1995





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